State of Delaware
Secretary of State
Division of Corporations
Delivered 06:21 PM 10/03/2014
FILED 06:21 PM 10/03/2014
SRV 141257766 - 5350962 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Civergy, Inc. ______, and the name of the corporation being merged into this surviving corporation is MK Merger Acquisition Sub, Inc. ______.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Civergy, Inc. ______ a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on October 3, 2014.

SIXTH: The Agreement of Merger is on file at 10333 East Dry Creek Road, #200, Englewood, CO 80112, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 3th day of October ,A.D., 2014.

By: [signature]
Authorized Officer

Name: James D. Beaty
Print or Type

Title: President and Director